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Exhibit 8.1

List of Subsidiaries
As of December 31, 2003

Name of Subsidiaries	Jurisdiction	% Owned by The Company (1)
Norgener S.A.	Chile	99.99
Energía Verde S.A.	Chile	99.99
Energy Trade & Finance Corporation.	Cayman Islands	100.00
Chivor S.A. E.S.P.	Colombia	99.98
Gener Argentina S.A.	Argentina	100.00
Sociedad Eléctrica Santiago S.A.	Chile	90.00
Petróleos, Asfaltos y Combustibles S.A.	Chile	97.90
Empresa Generadora de Electricidad Itabo S.A.	The Dominican Republic	25.01
Empresa Eléctrica Guacolda S.A.	Chile	50.00
Gener Internacional S.A.	Chile	100.00
CDEC-SIC Ltda.	Chile	18.46
CDEC-SING Ltda.	Chile	28.58
Cía. Carbones del Cesar Ltda.	Colombia	100.00
AES Colombia S.A.	Colombia	100.00
Servicios de Asistencia Técnica S.A.	Chile	99.99
OilGener Inc.	USA	100.00
New Caribbean Investment S.A.	Colombia	50.01
Gener Blue Water Limited	Cayman Islands	100.00
Inversiones Termoenergía de Chile Ltda.	Chile	99.99
TermoAndes S.A.	Argentina	100.00
InterAndes S.A.	Argentina	100.00
Genergia S.A.	Chile	99.99
Genergia Power Ltd.	Cayman Islands	100.00
Gasoducto GasAndes S.A.	Chile	13.00
Gasoducto GasAndes Argentina S.A.	Argentina	13.00
Energen S.A.	Argentina	99.00

(1)
Includes the Company's direct and indirect participation.

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  Exhibit 8.1